Exhibit 10(a)47
Stock Option Agreement (“Agreement”) - Under the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries

The Personnel Committee of the Board of Directors (“Committee”) of Entergy Corporation (the “Company”) has agreed to grant you, pursuant to the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries (the “Plan”), a nonstatutory stock option (the “Option”) to purchase that number of shares of Entergy Corporation common stock (the “Com-mon Stock”) set forth on the Stock Option Grant Notice to which this Agreement is attached (the “Grant Notice”) at the Award Price set forth on the Grant Notice (the “Exercise Price”), subject to the Plan and the following terms and conditions:
1.    Effective Date of Option Grant, Acknowledgement and Acceptance of Option Grant. This Option grant is effective as of the Award Date set forth on the Grant Notice (the “Grant Date”), contingent upon your acceptance of this Option in accordance with the terms of this Agreement and the Grant Notice. The effectiveness of this Agreement is subject to your electronically acknowledging and accepting this Agreement and all of its terms and conditions and the terms of the Plan in the manner and at the time set forth on the Grant Notice. If you do not timely acknowledge and accept this Agreement in accordance the Grant Notice, the Company shall be entitled to unilaterally cancel and render void this Agreement and the Grant Notice.
2.    Option Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and, unless the Option is previously terminated pursuant to the Plan or this Agreement, shall terminate upon the expiration of ten years from the Grant Date. Unless earlier terminated or forfeited, upon expiration of the Option Term, all of your rights under the Plan and this Agreement with respect to the Option shall terminate.
3.    Vesting of Option. The Option shall vest and become exercis-able as to one-third (1/3) of the shares of Common Stock subject to the Option on each of the first three (3) anniversaries of the Grant Date (each such anniversary a “Vesting Date”), subject to the terms of Section 5 and the Plan; provided, that in order for the portion of the Option to vest that is scheduled to become vested on each such Vesting Date, through each such Vesting Date you remain either (a) a continuous full-time regular employee of a System Company or (b) a continuous part-time regular System Company employee participating in the Company’s Phased Retirement Program, unless otherwise provided in Section 5. There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date set forth above.
4.    Exercise of Option.
(a)    Method of Exercise. You may exercise the vested portion of the Option by one of the methods approved by the Committee in connection with the grant of this Option. You can determine the permissible methods of exercise:
(i) by contacting Computershare Executive Services at 1(800) 851-1982, or

(ii) via the Internet address https://www-us.computershare.com/EmployeePortal/ You will be required to choose from one of the payment methods made available by the Committee for exercising stock options, which method shall also provide for the payment by you of all applicable income tax and employment tax amounts required to be withheld in connection with such exercise.

(b)    Limitations on Sale of Option Shares.
Notwithstanding anything to the contrary in Section 4(a) above or in the general description of exercise alternatives, as a System Management Level (“ML”) 1-4 Participant, you must maintain the applicable Target Stock Ownership Level reflected in the chart below, which level is expressed as a multiple of your base salary and is based on your ML.
Target Stock Ownership Levels

System Management Level	Stock Ownership Target Levels
ML1	6 times base salary
ML2	3 times base salary
ML3	2 times base salary
ML4	1 times base salary

These ownership multiples may be satisfied through any shares of Common Stock held by an ML 1-4 Participant, including but not limited to unvested restricted shares and shares held in tax-qualified 401(k) plans. Until you achieve your multiple of salary ownership position, you must continue to retain at least that number of shares of Common Stock equal to 75% of your After-Tax Net Profit (as defined below) from the exercise of the Option divided by the Fair Market Value of the Common Stock on the exercise date, rounded down to the nearest whole number, until the earlier of (a) achieving and maintaining your multiple of base salary ownership threshold, and (b) your termination of full-time employment (or part-time employment under the Company’s Phased Retirement Program) within the Entergy System.
For purposes of this Section 4, “After Tax Net Profit” means the total Fair Market Value of the shares that you elect to acquire by exercise under this Option, determined as of the date of exercise, minus the total of (i) the Exercise Price for these shares, and (ii) the amount of all applicable federal, state and local income tax, employment tax, other tax withholding and other similar fees that must be withheld in connection with the exercise.
5.    Termination of Option. If your full-time System Company employment or part-time System Company employment under the Company’s Phased Retirement Program, as applicable, should terminate prior to the expiration of ten years from the Grant Date, you, or your designated beneficiary or heirs, as applicable, shall have only the following periods of time (“Remaining Exercise Period”), as specified below, and such additional periods of time, if any, that the Committee may designate in its sole discretion, to exercise the Option, to the extent vested at the time your employment terminates or as otherwise set forth below, subject to Sections 1, 6 and 7 hereof and to the Plan including, without limitation, Sections 5.6(e) and 13 of the Plan:
(a)    If you die while actively employed with a System Company, any unvested portion of the Option will immediately vest, and the Remaining Exercise Period for your designated beneficiary or heirs, as applicable, shall end on the earlier of (i) the fifth (5th) anniversary of date of such termination of employment and (ii) the tenth (10th) anniversary of the Grant Date.
(b)    If you Retire from System Company employment or your employment terminates because you have become Totally Disabled, any unvested portion of the Option shall immediately vest and the Remaining Exercise Period shall end on the earlier of (i) the fifth (5th) anniversary of the date of such termination of employment and (ii) the tenth (10th) anniversary of the Grant Date.

(c)    If your employment with a System Company terminates for Cause, both the vested and unvested portions of the Option shall immediately terminate and the Remaining Exercise Period shall immediately end.
(d)    If your full-time System Company employment or part-time System Company employment under the Company’s Phased Retirement Program, as applicable, terminates for any other reason not set forth in Subsections 5(a), (b) or (c) above, any unvested portion of the Option will terminate, and the Remaining Exercise Period for the vested portion of the Option shall end on the earlier of (i) the date that is 10 years following the Grant Date and (ii) the date that is ninety (90) days following your last date of System Company employment, subject to Sections 1, 6 and 7 hereof and to the Plan.
(e)     Except as provided below for an employee on an extended leave of absence bridge to Retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, if you are approved by your System Company employer for a leave of absence (whether paid or unpaid) for reasons other than Total Disability, your Option, to the extent not fully vested, will continue to vest while you remain on the approved leave of absence upon each anniversary of the Grant Date in accordance with the vesting schedule set forth in Section 3 hereof. If your System Company employment terminates during such approved leave period, the Remaining Exercise Period for your vested Option, if any, shall be determined in accordance with the provisions of Subsections 5(a) through (d) above, depending upon the reason for such termination. Employees on an extended leave of absence bridge to Retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, shall not be considered under the Plan or this Agreement as full-time employees or part-time System Company employees under the Company’s Phased Retirement Program during the extended leave of absence bridge period, and their System Company employment shall be considered terminated for purposes of vesting in Awards under the Plan and this Agreement as of the commencement of their extended leave of absence bridge period.
6.    Change in Control. Notwithstanding any provision of Section 5 to the contrary, if you incur a CIC Separation from Service, then (a) any portion of the Option that is not vested and is outstanding as of the effective date of such CIC Separation from Service shall become fully vested and exercisable as of the later of (i) the date your System employment is terminated and (ii) the date of the consummation of the applicable Change in Control, and any such vested and exercisable Option may be exercised within the remaining term of the Option, and (b) the restrictive covenants set forth in Section 9 hereof shall no longer apply. If you incur a CIC Separation from Service following the occurrence of a Potential Change in Control and prior to the occurrence of a Change in Control then, notwithstanding anything herein to the contrary, the Option shall remain outstanding and unvested and shall be cancelled and forfeited upon the earlier of (A) the date that is ninety (90) days after the date of your CIC Separation from Service and (B) the tenth (10th) anniversary of the Grant Date.
7.    Entergy Policies.
(a) Hedging Policy. Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, and as in effect on the date hereof, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders. Participation in any hedging transaction with respect to Common Stock (including Options) is prohibited.
(b) Recoupment Policy; Dodd-Frank; Payment in Error. Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, and as in effect on the date hereof, the Company is allowed to seek reimbursement of certain incentive compensation (including Options) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards) or if there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or if the Board of Directors determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation whether or not the financial statements were restated. In addition, the Option is subject to any forfeiture and/or recoupment policy which the Company has adopted or may adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and implementing rules and regulations thereunder, or as may be required by applicable law. To the maximum extent permitted by applicable law, in the event that a payment is made to you (whether in cash, stock or other property) in error that exceeds the amount to which you are entitled pursuant to the terms of this Agreement or the Plan (such excess amount, an “Excess Payment”), you will repay to the Company, and the Company shall have the right to recoup from you such Excess Payment by notifying you in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to the Company by you in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to you by the Company or any other System Company by the amount of the Excess Payment.

(c) Insider Trading Policy. All ML 1-4 Participants are considered “Restricted Employees” under the Entergy System Insider Trading Policy. As a Restricted Employee, you may trade in Entergy Corporation securities only during an open window period (and only if you are not in possession of material, non-public information). Currently, window periods begin on the second business day after the quarterly earnings release and run through the last business day of the second month of the current quarter. In addition, if you are a Restricted Employee, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy securities with Entergy Corporation’s Office of the General Counsel. All exercises of the Option and transactions in the underlying Common Stock must be made in compliance with the Insider Trading Policy as in effect at such time.

8.    Option Nontransferable. This Option may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your designated beneficiary) other than by (a) will or laws of descent and distribution or (b) a qualified domestic relations order (as defined in the Code). During your lifetime, this Option may be exercised only by you (or your alternate payee pursuant to a QDRO) or you or your alternate payee’s guardian or legal representative.
9.    Restrictive Covenants. In consideration of the grant to you of the Option set forth herein, you hereby agree to the following restrictive covenants:
(a)    Confidentiality. You acknowledge that your position of employment places you in a position of confidence and trust with respect to the Entergy System and provides you with access to non-public confidential information of the System Companies. You acknowledge that the System Companies expended and will continue to expend substantial amounts of time, money and effort to develop effective business and regulatory strategies, methodologies and technology, to build good employee, customer, regulatory and supplier relationships and goodwill, and to build an effective organization. You acknowledge that Employer has a legitimate business interest and right in protecting the System Companies’ Confidential Information and that the System Companies would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of the System Companies’ business and regulatory strategies or its employee, regulatory, supplier and customer relationships and goodwill. You therefore agree that, during your employment or other service with any System Company and at all times thereafter, you will hold in a fiduciary capacity for the benefit of the System Companies and, other than as authorized by a System Company or as required by law or in the proper performance of your duties and responsibilities, you will not disclose, directly or indirectly, to any person or entity or use for any purpose other than the furtherance of your duties, responsibilities and obligations to any System Company, any Confidential Information without the prior written consent of Employer. For purposes of this Agreement, “Confidential Information” means any and all information and knowledge regarding (i) the System Companies’ utility business, including the generation, transmission, brokering, marketing, distribution, sale and delivery of electric power or generation capacity (through regulated utilities or otherwise), and their natural gas distribution business, (ii) the Entergy Wholesale Commodities business, including the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), and the provision of operations and management services (including decommissioning services) with respect to power plants, and the sale of the electric power produced by the System Companies’ operating plants to wholesale customers, and (iii) the System Companies’ proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, customer lists, specific information relating to products, services and customers or prospective customers (including, but not limited to, customers or prospective customers of any System Company with whom you became or become acquainted during your relationship with the System Company), books and records of any System Company, corporate, regulatory, customer and strategic relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulae, technology, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding marketing, costs, pricing, finances, financial models and projections, billings, employees, new or existing business or economic development plans, initiatives, and opportunities, or any other similar business information made available to you in connection with your relationship with any System Company. Confidential Information shall also include non-public information concerning any director, officer, employee, shareholder, or partner of any System Company. Notwithstanding the foregoing, you may disclose Confidential Information as follows: (i) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of the acts or omissions of you or your agents in violation of this Section 9(a), (ii) to the extent necessary when providing safety-related or other information to the Nuclear Regulatory Commission (“NRC”) on matters within the NRC’s regulatory jurisdiction, (iii) when participating in “protected activities”, as defined in Section 211 of the Energy Reorganization Act of 1974 and in C.F.R. Part 50.7 or when engaging in activities protected by the National Labor Relations Act (both, “Protected Activities”), (iv) when required to do so by a court of law, by any governmental agency or administrative or legislative body with jurisdiction to order you to divulge, disclose or make accessible such information, provided that, to the extent permitted by applicable law, you shall give immediate written notice to Entergy of such requirement and reasonably cooperate with any attempt by any System Company to obtain a protective order or similar treatment, and disclose no more information than is so required, or (v) to the extent required in order to file a charge with or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal or state regulatory agency. Notwithstanding anything else in this Section or in this Agreement, you may make disclosure in order to exercise your rights as a whistleblower under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Securities and Exchange Commission Rule 21F-17(a), or any similar federal or state law, and in such cases, you shall have no obligation to seek prior approval of any System Company or to inform any System Company of such disclosure. You shall deliver to your System Company Employer prior to the termination of your relationship or at any other time requested by any System Company, (A) all electronic devices provided by any System Company to you and (B) all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information or the business of any System Company which you may then possess or have under you control. You may not copy any such item described in the preceding sentence for any purpose, unless otherwise agreed in writing. You agree that your obligation not to disclose materials of the type within the definition of Confidential Information, and your obligation to return, and, upon your termination of employment with all System Companies, not to retain or use, materials and tangible property described in this Section shall also extend to such types of information, materials and tangible property of customers of and suppliers to the System Companies and to other third parties, in each case who may have disclosed or entrusted the same to any System Company or to you during your employment with any System Company.
(b)    Non-Competition. Without prior written approval of your last System Company Employer, you agree that during the period of your employment or service with any System Company Employer and for a period of 12 months following the termination of such employment or service for any reason (the “Restricted Period,”) you shall not engage, directly or indirectly, in “Competitive Activities” (as defined below) anywhere in the “Restricted Territory” (as defined below). “Competitive Activities” means that you are or become engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation in any business, enterprise (including research and development), operation, or activity in any respect competitive with any aspect of the “Business” (as defined below), including as an equity holder, partner, trustee, promoter, technician, engineer, analyst, agent, representative, broker, supplier, advisor, manager or officer, director, consultant or employee of any such entity, or by associating with, aiding or abetting or providing information or financial assistance to, or by having any other financial interest in, any such entity. “Business” shall mean the business of Entergy and all other System Companies, including the generation, transmission, brokering, marketing, distribution, sale (whether retail or wholesale) and delivery of energy or generation capacity, the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), the provision of operations and management services (including decommissioning services) with respect to power plants, and any business that researches, develops, manufactures, offers, sells, distributes, makes commercially available, or provides any product or service that competes with any products, services or offerings of any System Company or any product, service or offering that any System Company was actively developing during your relationship with any System Company. You acknowledge that, as a result of your high level position in the System Company Employer’s management, you have broad and substantial knowledge of the System Companies’ business in each of the foregoing areas, and you therefore agree that this restriction is reasonable in scope and necessary to protect the System Companies’ Confidential Information and legitimate, economic interests. Notwithstanding the foregoing, you may passively own 1% or less of the outstanding stock or other equity interests of any publicly traded entity without being in violation of this Section 9(b). “Restricted Territory” means each and every county, province, state, city, parish or other political subdivision or territory of the United States in which any System Company is engaging in the Business, or otherwise distributes, licenses or sells its products or services, including Arkansas, Connecticut, District of Columbia, Louisiana, Massachusetts, Michigan, Mississippi, Nebraska, New York, Texas, and Vermont and any other state in which any System Company engages in Business at any time during the Restricted Period and, with respect to the State of Louisiana, means the following Parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Point Coupee, Rapides, Red River, Richland, Sabine, Saint Bernard, St. Charles, St. Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Mary, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn.
(c)    Non-Solicitation. You agree that, during the period of your employment or service with any System Company and for a period of 24 months following the termination of such employment or service for any reason, except in the good faith performance of your duties to the System Companies, you shall not: (i) directly or indirectly advise, solicit, induce, hire, encourage or assist in the hiring process, or advise, cause, encourage or assist others to solicit, induce or hire, any employee of any System Company in the Restricted Territory or any individual who was an employee of any System Company in the Restricted Territory at any time during the six-month period immediately prior to such action or (ii) induce, encourage, persuade or cause others to induce, encourage, or persuade any employee or consultant of any System Company to cease providing services to any System Company within the Restricted Territory or in any way to modify such employee’s or consultant’s relationship with any System Company or (iii) within the Restricted Territory, directly or indirectly solicit or accept the trade, business or patronage of any clients, customers or vendors or prospective clients, customers or vendors of any System Company in furtherance of any Competitive Activity or encourage, advise, or assist such clients, customers or vendors or prospective clients, customers or vendors to in any way modify their relationship with any System Company. The foregoing non-solicitation (but not other limitations in this Section) shall not be violated by general advertising not targeted at the forgoing persons or entities.
(d)    Non-Disparagement. You agree that, to the fullest extent permitted by applicable law, you will not at any time (whether during or after your employment or service with any System Company), other than in the proper performance of your duties, publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning any System Company or any of their respective directors, officers, shareholders, employees, agents, attorneys, successors and assigns (each a “System Company Party”), except to the extent necessary when providing safety-related or other information to the NRC on matters within the NRC’s regulatory jurisdiction or when participating in Protected Activities, as defined above. “Disparaging” remarks, comments or statements are those that are intended to, or could be construed in a manner so as to, impugn, discredit, injure or impair the business, reputation, character, honesty, integrity, judgment, morality or business acumen or abilities in connection with any aspect of the operation of the business of the individual or entity being disparaged.
(e)    Restrictive Covenants Contained in Other Agreements. Notwithstanding any provision contained herein to the contrary, to the extent that you are subject to an employment agreement or any other agreement which contains restrictive covenants which are stricter than the restrictive covenants contained herein, the restrictive covenants set forth in such other agreement shall supplement the restrictive covenants herein.
(f)    Enforcement. You hereby agree that the covenants set forth in Sections 9(a), (b), (c) and (d) are reasonable with respect to their scope, duration, and geographical area. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 9(a), (b), (c) or (d) is invalid or unenforceable, you and the Company hereby agree that the court making the determination of invalidity or unenforceability shall have the power to reform the unenforceable term or provision, including to delete, replace, or add specific words or phrases, but only to the narrowest extent necessary to render the provision valid and enforceable (provided that in no event shall the length of any restrictive covenant or its scope be extended or expanded), and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment on enforceability may be appealed. Your agreement to the restrictions provided for in this Agreement and the Company’s agreement to grant the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if the enforceability of any material restriction applicable to you as provided for in this Section 9 is challenged and found unenforceable by a court of law, then the Company shall have the right to terminate this Agreement and recover from you all shares of Common Stock paid to you pursuant to this Agreement and any amounts received by you on the date of exercise, sale, transfer, or other disposition if you have sold, transferred, or otherwise disposed of any shares of Common Stock received in respect of the Option. This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of your promises and consideration under the Agreement, and not as a liquidated damages clause. In addition, in the event of the Company’s termination of this Agreement, you shall immediately forfeit all un-exercised Options. You further hereby agree that, in the event of a breach by you of any of the provisions of Sections 9(a), (b), (c) or (d), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company or a System Company may, in addition to and without prejudice to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages and without having to demonstrate that money damages would be inadequate. Such remedies shall not be deemed the exclusive remedies for a breach, but shall be in addition to all remedies available at law or in equity, including, but not limited to, attorneys’ fees and costs. You hereby agree and acknowledge that the restrictions contained in Sections 9(a), (b), (c) and (d) do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. You acknowledge that you have carefully read this Agreement and you have given careful consideration to the restraints imposed upon you by this Agreement, and you are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of any System Company now existing or to be developed in the future.
(g)    Forfeiture/Rescission Upon Breach of Section 9. In addition to the remedies of the Company set forth in Section 9(f) herein, in the event of a breach by you of any of the provisions of Sections 9(a), (b), (c) or (d), you shall immediately forfeit all Options that have not already been exercised. In addition, if you breach any of the provisions of Sections 9(a), (b), (c) or (d), to the extent that you hold shares received upon exercise of the Option, such shares shall be transferred back to the Company for no consideration and to the extent that you received proceeds from the sale of any shares received upon exercise of the Option, you shall repay to the Company the amount of such proceeds.
(h)    For purposes of this Section 9, “Company” shall include all subsidiaries and affiliates of Entergy Corporation (the “Company Affiliates”). You and the Company agree that each of the Company Affiliates is an intended third-party beneficiary of this Section 9, and further agree that each of the Company Affiliates is entitled to enforce the provisions of this Section 9 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the terms of the restrictive covenants set forth in this Section 9 shall survive the termination of this Agreement and shall remain in full force according to their respective terms.
11.    Withholding Taxes. Your System Company employer shall have the right to require you to remit to it, or to withhold from other amounts payable to you hereunder, an amount sufficient to satisfy all federal, state and local tax withholding requirements. The Company shall use the “net shares method” to satisfy any tax withholding obligation, which means the Company shall reduce the number of shares otherwise payable to you upon exercise of the Option by the amount necessary to cover such obligation. Depending upon the state or states in which you reside or have resided, or perform or have performed services, in the current, prior and future tax years, you may be subject to income tax in one or more states or jurisdictions. You should consult your personal tax advisor to determine the states or jurisdictions in which you owe income tax and/or are required to file an individual income tax return, based on your particular circumstances. In no event shall the Company or any other System Company have any liability to you for your individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to your income.
12.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
13.    Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement shall be subject to all terms and conditions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Plan. If any terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern, and this Agreement shall be deemed to be modified accordingly, unless the Plan allows for such modification of the Plan’s terms by this Agreement.

14.    Amendments. This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto. The Plan may be amended, modified or terminated only in accordance with its terms.
15.    Rights as a Shareholder. Neither you nor any of your successors in interest shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to the Option until either (i) such shares are credited to a separate book entry account in your name by Computershare; or (ii) the date of issuance of a stock certificate for such shares of Common Stock.
16.    Agreement Not a Contract of Employment. Neither the Plan, the granting of the Option, this Agreement, the Grant Notice, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.
17.    Authority of the Committee. The Committee shall have full authority and discretion to interpret and construe the terms of the Plan, the Grant Notice, and this Agreement. The determination of the Committee as to any such matter of interpretation or construc-tion shall be final, binding and conclusive.